Exhibit 4.43

Supplementary Agreement to the Limited Partnership Agreement for Tianjin Trendsters Venture Capital Limited Partnership

Party A: Shiqin Zhao

Address: No.43, Alley 1205, Chenta Road, Songjiang District, Shanghai

Party B: Tianjin Trendsters Investment Co., Ltd.

Address: Room 211-2, IT Park, No.1 Gonghua Road, Huayuan Industrial District, Tianjin

WHEREAS both parties entered into a Limited Partnership Agreement as of December 2, 2011, the parties agree upon the following supplements and modifications through friendly consultation:

I.                                        The amount and term of capital contribution shall be adjusted as follows:

Article 5 Capital Subscription

The total subscribed capital is RMB1,050 million. Shiqin Zhao shall make the capital contribution of RMB10.5 million and Tianjin Trendsters Investment Co., Ltd. shall make the capital contribution of RMB1,039.5 million.

Article 6 Amount and Term of Capital Contribution

Capital Contribution of the General Partner

Name of the Partner	Form of Capital Contribution	Amount of Subscribed Capital	Percentage of the Total Subscribed Capital	Timing of Capital Contribution
Shiqin Zhao	In cash	RMB10.5 million	1%	Within the duration of the Limited Partnership

Capital Contribution of the Limited Partner

Name of the Partner	Form of Capital Contribution	Amount of Subscribed Capital	Percentage of the Total Subscribed Capital	Timing of Capital Contribution
Tianjin Trendsters Investment Co., Ltd.	In cash	RMB1,039.5 million	99%	Within the duration of the Limited Partnership

II. The term of the partnership shall be adjusted as follows:

Article 4 The Limited Partnership shall be established upon the issuance of the business license thereof with its operating period changing from nine years to twelve years. The aforementioned period shall commence from the issuance of the business license of the Limited Partnership.

III. This Supplementary Agreement is executed in two counterparts and shall enter into force upon the signing and affixing of seal by both parties. The Partnership Agreement between the parties shall remain unchanged unless otherwise provided hereunder.

Party A:	Party B:

Date: March 5, 2013	Date: March 5, 2013

/s/ Shiqin Zhao	/s/ Authorized signatory